Exhibit 23.2


                       [Miller and Lents, Ltd. Letterhead]

                                February 23, 1999


Cabot Oil & Gas Corporation
15375 Memorial Drive
Houston,  Texas  77079

                                   Re: Securities and Exchange Commission
                                       Form 10-K of Cabot Oil & Gas Corporation

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the use of its name and the use of its report dated February 9, 1999 regarding Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of January 1, 1999, which report is to be included by reference in Form 10-K to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

     Miller and Lents, Ltd. has no interests in Cabot Oil & Gas Corporation, or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                            Very truly yours,

                                            MILLER AND LENTS, LTD.

                                            By: /s/ JAMES A. COLE
                                                --------------------------------
                                                 James A. Cole
                                                 Senior Vice President


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